STOCK PURCHASE AGREEMENT

                          dated as of January 26, 2004

                                  by and among



                    SECURITY NATIONAL LIFE INSURANCE COMPANY,

                    PARAMOUNT SECURITY LIFE INSURANCE COMPANY

                                       and

                  PHYSICIANS AND SURGEONS MEDICAL CENTER, INC.

                                       and

                    THE OTHER SHAREHOLDERS THAT HAVE EXECUTED
                          AGREEMENT BY SHAREHOLDERS OF
                    PARAMOUNT SECURITY LIFE INSURANCE COMPANY
                  TO SELL SHARES IN STOCK PURCHASE TRANSACTION
                         IN THE FORM ATTACHED AS ANNEX I

                                TABLE OF CONTENTS
                                                                    Page

ARTICLE I - PURCHASE AND SALES OF SHARES                             1

         1.1          Sale and Purchase of the Shares                1
         1.2          Purchase Consideration                         1
         1.3          Delivery of Shares                             3
         1.4          Non-Admitted Assets                            3

ARTICLE II - CLOSING                                                 3

         2.1          Closing                                        3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARAMOUNT            3

         3.1     Organization, Good Standing and Power               4
         3.2     Capital Structure                                   4
         3.3     Authority                                           5
         3.4     Dividends, Stock Purchases, Etc.                    6
         3.5     Financial Statements                                6
         3.6     Annual Insurance Statements                         6
         3.7     Insurance Business                                  7
         3.8     Compliance With Law                                 8
         3.9     No Defaults                                         8
         3.10    Litigation                                          8
         3.11    No Material Adverse Change                          9
         3.12    Absence of Undisclosed Liabilities                 10
         3.13    Information Supplied                               10
         3.14    Certain Agreements                                 10
         3.15    Plans; Benefits; Employment Claims                 11
         3.16    Major Contracts                                    12
         3.17    Taxes                                              13
         3.18    Interests of Officers and Directors                15
         3.19    Intellectual Property                              15
         3.20    Restrictions on Business Activities                16
         3.21    Title to Properties; Absence of Liens and
                      Encumbrances; Conditions of Equipment         16
         3.22    Governmental Authorization and Licenses            16
         3.23    Environmental Matters                              17
         3.24    Insurance                                          17
         3.25    Labor Matters                                      18
         3.26    Agents; Customers and Agent Complaints             18
         3.27    Employees and Agents Assumed; No Liability         18
         3.28    Questionable Payments                              18

                                TABLE OF CONTENTS
                                   (continued)

                                                                      Page

ARTICLE IV - COVENANTS OF PSMCI AND SHAREHOLDERS                       19

       4.1   PSMCI and Shareholders to Sell Shares in Transaction      19


ARTICLE V - REPRESENTATIONS AND WARRANTIES OF SECURITY NATIONAL        19

       5.1    Organization, Good Standing and Power                    19
       5.2    Authority                                                19
       5.3    Board Authorization                                      20

ARTICLE VI - CONDUCT AND TRANSACTIONS PRIOR TO
        CLOSING DATE; ADDITIONAL AGREEMENT                             20

       6.1    Conduct of Business of Paramount                         20

ARTICLE VII - CONDITIONS PRECEDENT                                     24

       7.1    Conditions to Each Party's Obligation to
                 Effect This Transaction                               24
       7.2    Conditions to Obligations of Security National           24
       7.3    Conditions to Obligations of Paramount and Shareholders  26

ARTICLE VIII - TERMINATION                                             27

       8.1    Termination                                              27

ARTICLE IX - INDEMNIFICATION                                           28

       9.1    Obligation of PSMCI to Indemnify                         28
       9.2    Notice and Opportunity to Defend                         29

ARTICLE X - GENERAL PROVISIONS                                         30

       10.1   Survival of Representations, Warranties,
                 Covenants and Agreements                              30
       10.2   Amendment                                                30
       10.3   Extension; Waiver                                        30
       10.4   Notices                                                  30
       10.5   Interpretation                                           32
       10.6   Counterparts                                             32
       10.7   Entire Agreement                                         32
       10.8   No Transfer                                              32
       10.9   Severability                                             32
       10.10  Other Remedies                                           32
       10.11  Further Assurances                                       33
       10.12  No Third Party Beneficiary Rights                        33
       10.13  Mutual Drafting                                          33
       10.14  Governing Law                                            33
       10.15  Jurisdiction and Venue                                   33
       10.16  Expenses                                                 33
       10.17  Brokers or Finders                                       33
       10.18  Public Announcements                                     34
       10.19  Confidentiality                                          34
       10.20  Attorney's Fees                                          35

EXHIBITS

       Exhibit 1           Paramount Securities Schedule

       Exhibit 2           Paramount Disclosure Schedule

       Exhibit 3           Security National Disclosure Schedule

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated effective as of January 26, 2004, and entered into by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation ("Security National"), PARAMOUNT SECURITY LIFE INSURANCE COMPANY, a Louisiana corporation ("Paramount"), and PHYSICIANS AND SURGEONS MEDICAL CENTER, INC. ("PSMCI") and the other shareholders of Paramount that have executed the AGREEMENT BY SHAREHOLDERS OF PARAMOUNT SECURITY LIFE INSURANCE COMPANY TO SELL SHARES IN STOCK PURCHASE TRANSACTION in the form attached as Annex I (the "Shareholders").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Security National, Paramount, PSMCI and the Shareholders hereby agree as follows:

ARTICLE IPURCHASE AND SALE OF SHARES

     1.1 Sale and Purchase of the Shares. At the Closing, as hereinafter defined, upon and subject to the terms and conditions set forth in this Agreement, PSMCI and the Shareholders shall sell, transfer, assign and deliver to Security National, and Security National shall purchase from PSMCI and the Shareholders, 486,445 shares of common stock of Paramount (the "Paramount Common Stock"), representing all of the issued and outstanding stock and securities of Paramount owned by PSMCI and the Shareholders, free and clear of all liens, claims, options, proxies, voting agreements, charges and encumbrances. Security National, Paramount, PSMCI and the Shareholders hereby acknowledge and agree that regulatory approval from the Utah and Louisiana insurance departments for the transaction described in this Section 1.1 must be obtained prior to Closing.


1.2 Purchase Consideration. Subject to the terms and conditions of this Agreement, in reliance upon Paramount's and PSMCI's representations, warranties, agreements and covenants contained herein, and in consideration of the sale, transfer, assignment and delivery of the Paramount Common Stock as herein provided, Security National shall provide the following purchase consideration (the "Purchase Consideration") to PSMCI and the Shareholders on a pro rata basis to the number of shares of Paramount Common Stock held by PSMCI and the
Shareholders:

          (a) Cash in U.S. dollars by certified funds or wire transfer in the amount of the capital and surplus of Paramount as of December 31, 2003 plus 80 percent of the annualized in force premiums and annuity considerations of Paramount as of December 31, 2003, less (i) the amount of the adjustments in Sections 1.2(b), (c), (d) and (e) below, and (ii) the costs of the transaction incurred by Security National up to a maximum of $100,000;

          (b) A holdback of $62,857 of the Purchase Consideration shall be retained by Security National for a three month period from the Closing Date of the transaction (as defined in Section 2.1 below), during which time Security National shall have the right and be provided access to verify the accuracy of the financial statement information concerning two mortgage loans on real estate, including the loan to value ratios and the fair market value of such real estate, described as (i) the Albert Rustler Loan dated May 13, 1999 in the principal amount of $50,000, of which $38,404 was outstanding as of November 30, 2003; and (ii) the Joseph Taravella Loan dated November 19, 1999 in the principal amount of $30,000, of which $24,449 was outstanding as of November 30, 2003, and Security National shall receive a put exercisable during the three month period to return either of these two mortgage loans to PSMCI and the Shareholders in exchange for cash from the $62,857 holdback in the amount of the book value of such returned mortgage loans as reflected on the financial statements of Paramount as of December 31, 2003, with the difference between the $62,857 holdback and the cash paid to Security National in exchange for the returned mortgage loans to be paid to PSMCI and the Shareholders on a pro rata basis to the number of shares of Paramount Common Stock at the end of such three month period;

          (c) Inasmuch as Security National is not purchasing the office building located at 1524 Irving Place, Shreveport, Louisiana (the "Office Building") that is listed as an asset on the financial statements of Paramount, Security National shall transfer title to the Office Building to PSMCI and the Shareholders on a pro rata basis at Closing and the Purchase Consideration shall be reduced by the value of the Office Building as reflected on the financial statements of Paramount as of December 31, 2003 or, in the alternative at the option of PSMCI and the Shareholders, Security National shall transfer title to the Office Building to PSMCI and the Shareholders on a pro rata basis at closing, at which time Security National agrees to enter into a promissory note with PSMCI and the Shareholders for a period of one year at no interest to be secured by the Office Building in the amount not to exceed 75% of the lessor of (i) the book value of the Office Building on the financial statements of Paramount as of December 31, 2003, or (ii) the fair market value of the Office Building as of December 31, 2003, and such promissory note shall be due and payable one year from the Closing Date;

          (d) Security National shall have the right prior to the Closing Date to reject a certain derivative bond purchased on September 9, 2003 at an investment cost of $94,300.47, in the event Security National deems the derivative bond in its sole discretion to be an excessive risk, and in the event of such rejection the derivative bond shall thereupon be transferred to PSMCI and the Shareholders on a pro rata basis at Closing, with the Purchase Consideration reduced by the amount of the rejected bond as reflected on the financial statements of Paramount as of December 31, 2003;

          (e) A holdback of $100,000 of the Purchase Consideration (the "Holdback") shall be retained by Security National pending completion of unaudited financial statements of Paramount for the year ended December 31, 2003, as required in Section 3.5 of this Agreement. If the amount of capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations of Paramount in the financial statements for the year ended December 31, 2003 (as defined in Section 1.2(a) above) is less than the amount of the capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations of Paramount that is used for purposes of closing the transaction, which shall be based upon the financial statements for the nine months ended September 30, 2003, the difference between the capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations in the unaudited financial statements for December 31, 2003 as compared to such amount in the unaudited financial statements for September 30, 2003 shall be paid to Security National from the Holdback, and the resulting amount of the Holdback after such deduction shall then be paid to PSMCI and the Shareholders on a pro rata basis. If such difference is greater than the Holdback, Security National shall receive the Holdback, and PSMCI and the Shareholders agree to be jointly and severally liable for paying to Security National any difference in excess of the Holdback; and

          (f) If the amount of capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations of Paramount in the financial statements for the year ended December 31, 2003 (as defined in Section 1.2(a) above) is greater than the amount of capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations of Paramount that is used for purposes of closing the transaction, which will be based upon the financial statements for the nine months ended September 30, 2003, the difference between the capital and surplus of Paramount plus 80 percent of the annualized in force premiums and annuity considerations in the unaudited financial statements for December 31, 2003 as compared to such amount in the unaudited financial statements for September 30, 2003 shall be paid by Security National to PSMCI and the Shareholders on a pro rata basis, and PSMCI and the Shareholders shall also receive the Holdback on a pro rata basis.

1.3 Delivery of Shares. At the Closing Date, PSMCI and the Shareholders shall deliver to Security National certificates with stock power executed in blank representing the outstanding shares of Paramount Common Stock required by
Section 1.2 hereof.


1.4 Non-Admitted Asset. Security National, Paramount, PSMCI and the Shareholders each acknowledge there is a non-admitted asset on the 2002 Annual Statement of Paramount consisting of a $92,000 loan that Paramount made to its parent company, Physicians and Surgeons Medical Center, Inc. Security National, Paramount, PSMCI and the Shareholders each agree that this loan shall not be included in the amount of the capital and surplus of Paramount as of December 31, 2003, but shall be transferred to PSMCI and the Shareholders at the Closing without the requirement of payment of such loan.

                                   ARTICLE II
                                  THE CLOSING

2.1 Closing. The closing of the transaction (the "Closing") will take place at the offices of Paramount Security Life Insurance Company, 1524 Irving Place, Shreveport, Louisiana, unless a different date or place is agreed to in writing by the parties hereto. Each party hereto shall use its reasonable best efforts to cause the Closing to occur on or before February 9, 2004, unless this date is extended as provided herein (the "Closing Date").

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PARAMOUNT

     Except as disclosed in a document to be prepared by Paramount and delivered to Security National prior to the Closing Date (the "Paramount Disclosure Schedule") referring specifically to the applicable representation and warranty in this Agreement that identifies the basis for an exception to a representation and warranty in this Agreement and that is delivered by Paramount to Security National and approved by Security National by execution of this Agreement, Paramount represents and warrants to Security National as set forth below, and such representations and warranties shall be true and correct as of the date hereof and at all times thereafter including, without limitation, the Closing Date, as if made at all such times. As used in this Agreement (i) "Business Condition" with respect to any corporate entity or group of corporate entities shall mean the business and financial condition and prospects of such entity or entities taken as a whole and (ii) "material adverse effect" on the Business Condition shall be deemed to include, without limitation, (x) any inaccuracy in the capitalization representation set forth in Section 3.2 below and (y) any material liability not reflected on the Paramount Financial Statements (as defined in Section 3.5 below) or Annual Insurance Statements (defined in Section
3.6 below).

     3.1 Organization, Good Standing and Power . Paramount is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, operate and lease its properties and to carry on its businesses as now being conducted.
Schedule 3.1 of the Paramount Disclosure Schedule contains a true and correct listing of all states in which Paramount is registered, licensed and authorized to engage in the insurance business. Paramount is not aware of any threatened or pending action or inaction that could result in the loss of or an adverse change in any such registration or license. Paramount is in good standing under all such registrations and licenses. Paramount is duly qualified as foreign corporations and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its individual Business Condition. The Paramount Disclosure Schedule also sets forth a true and complete list of the states where Paramount is qualified as a foreign corporation. Paramount has no subsidiaries. Paramount has no other direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity. Paramount has delivered to Security National complete and correct copies of its Articles of Incorporation and Bylaws, in each case as amended to the date hereof, and has delivered or made available minutes of all of Paramount's directors' and stockholders' meetings, and stock certificate books correctly setting forth the record ownership of all outstanding shares of Paramount Common Stock.

     3.2 Capital Structure .

     (a) The authorized capital structure of Paramount consists of 492,596 shares of Common Stock. There are 486,445 shares of Common Stock issued and outstanding, all of which are owned by the Shareholders. Except as disclosed on
Schedule 3.2 of the Paramount Disclosure Schedule, there are no other debt, equity or hybrid debt or equity interests or securities of Paramount issued and outstanding.

     (b) All outstanding shares of Paramount Common Stock and other Paramount securities, if any, are validly issued, fully paid and non-assessable and, except as disclosed on the Paramount Disclosure Schedule, are not subject to any liens, claims, encumbrances or charges of any kind or nature or any preemptive rights created by statute, Paramount's Articles of Incorporation or Bylaws or any agreement to which Paramount is a party or by which Paramount may be bound. There are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Paramount is a party or by which Paramount may be bound that do or may obligate Paramount to issue securities of any kind or nature or to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement or which relate to the voting of the Paramount Common Stock or other Paramount securities, if any.

     3.3 Authority

     (a) Paramount has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Paramount of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Paramount, including approval by its Boards of Directors and the shareholders. This Agreement shall constitute legal, valid and binding obligations of Paramount enforceable against Paramount in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) To the best knowledge of Paramount, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Paramount or its properties or assets, nor will it conflict with or result in any breach or default (with or without the giving of notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under, or result in the creation of a material lien, charge or encumbrance on any of the properties or assets of Paramount pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Paramount or (ii) any material agreement, contract, note, mortgage, indenture, lease instrument, permit, concession, franchise, registration or license to which Paramount is a party or by which Paramount or any of its properties or assets may be bound or affected.

     (c) To the best knowledge of Paramount, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, whether domestic or foreign (collectively, a "Governmental Entity"), is required by or with respect to Paramount in connection with the execution and delivery of this Agreement and by Paramount or the consummation by Paramount of the transactions contemplated hereby or thereby, except for (i) filing required documents with the relevant authorities of states in which Paramount is qualified to do business, (ii) such consents, approvals, authorizations, registrations or qualifications as may be required under state insurance laws as identified in the Paramount Disclosure Schedule and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, which, if not obtained or made, would not have a material adverse effect on the Business Condition of Paramount. All approvals of Paramount's Board of Directors and Shareholders as required by applicable law have been obtained and are in force and effect and no dissenters' rights have been exercised under applicable law.

     3.4 Dividends, Stock Purchases, Etc. Since September 30, 2003, Paramount has not (i) declared or paid any dividends (either in cash, property or its stock of any class) upon, or made or become committed to make any other distribution with respect to, or purchased, redeemed or otherwise beneficially acquired any of its outstanding capital stock of any class, or become committed so to do; (ii) split up, combined or reclassified any of its outstanding capital stock of any class, or become committed so to do; or (iii) issued or become committed to issue any additional capital stock of any class (whether or not from treasury stock, heretofore authorized but unissued stock, or newly authorized stock) or any options, rights or warrants to acquire, or securities convertible into or exchangeable for, or which otherwise confer upon the holder or holders thereof any right to acquire, any shares of capital stock of any class or any other security or debt of Paramount.

     3.5 Financial Statements . Paramount agrees to be responsible for the preparation, at its own expense, of Paramount's unaudited financial statements for the fiscal year ended December 31, 2003, including a balance sheet and the related unaudited statements of income, cash flow and stockholders' equity and, upon completion, will furnish or make available to Security National such unaudited financial statements and a certified statement by the actuary of Paramount verifying the aggregate reserves for life contracts and accident and health contracts as of December 31, 2003; and Paramount has furnished or made available to Security National or will furnish or make available to Security National within ten days from the date of this Agreement Paramount's unaudited financial statements for the fiscal years ended December 31, 1999, 2000, 2001 and 2002, including balance sheets and the related audited statements of income, cash flow and stockholders' equity, and the related management letters, and Paramount's unaudited financial statements as of and for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, including unaudited balance sheets of Paramount as at March 31, 2003, June 30, 2003, and September 30, 2003, and the related unaudited statements of income, cash flow and stockholders' equity (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements provided previously to Security National are listed in Schedule 3.5 of the Paramount Disclosure Schedule. The Unaudited Financial Statements together with the financial statements of Paramount for the fiscal year ended December 31, 2003, are, collectively, referred to as the "Paramount Financial Statements." The Paramount Financial Statements have been or will be prepared in accordance with generally accepted accounting principles
(GAAP) consistently applied and fairly present the financial position of Paramount as at the dates thereof and the results of its operations and cash flows for the periods then ended. There has been no change in Paramount's accounting policies, except as described in notes to the Paramount Financial Statements.

     3.6 Annual Insurance Statements.

     (a) Paramount has provided Security National with (i) all annual statements, certificates and applications to the Louisiana or any other insurance commissioner or other Governmental Entity, which Paramount has filed with or submitted with respect to years ending on or after December 31, 2000, and such documentation provided previously is listed in Schedule 3.6 of the Paramount Disclosure Schedule, and (ii) all reports of examination issued by such insurance commissioners, regulatory authorities or other Governmental Entity regarding Paramount on or after December 31, 2000, and such documentation provided previously is listed also in Schedule 3.6.

  (b) Such  filings  or
submissions were in substantial compliance with applicable law when filed and, as of their respective dates, did not contain any materially false statements of fact or omit to state any material fact necessary to make the statements set forth therein not misleading in light of the circumstances under which such statements were made; no material deficiencies have been asserted by any insurance commissioner, insurance department or other Governmental Entity with respect to such statements; Paramount has provided Security National with copies of all material written responses with respect to comments from any Governmental Entity concerning such filings, submissions or reports of examination since December 31, 2000 and such written responses are described in Schedule 3.6 of the Paramount Disclosure Schedule, and prior to the date of this Agreement, no fines or penalties have been imposed on Paramount by any Governmental Entity; and no deposits (other than in the ordinary course of business) have been made by Paramount with any Governmental Entity.

     (c) The statutory financial statements for Paramount as of and for the years ended December 31, 2001 and 2002 and the statutory financial statements for Paramount for the year ended December 31, 2003 (which Paramount agrees to be responsible, at its own expense, for preparing) (i) fairly present or will fairly present the statutory financial condition of Paramount at such dates and
(ii) have been or will be prepared in accordance with the required or permitted statutory insurance accounting requirements or practices under the insurance laws of Louisiana, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto. The amounts shown in such statements of account on aggregate reserves for life or annuity policies and contracts, aggregate reserves for accident and health policies, net deferred and uncollected premiums and all policy and contract claims liability as of the end of each such year, are computed in accordance with accepted actuarial and industry practices, are fairly stated in accordance with those called for in applicable insurance policy provisions, meet the requirements of the insurance laws of Louisiana, make a sufficient provision for all unmatured obligations of Paramount provided for under the terms of its policies and are consistent with the assumptions previously employed. Adequate provision has been made for all actuarial reserves and related statement items which ought to be established.

     3.7 Insurance Business.

     (a) Security National has been provided true and complete copies of all contracts, arrangements, treaties, understandings and agreements of (or related to) Paramount with any party with respect to reinsurance currently in force and such documents and information are listed in Schedule 3.7 of the Paramount Disclosure Schedule attached hereto. All policies assumed by Paramount were assumed under agreements submitted to and approved by all relevant regulatory authorities and are valid, in force, and not subject to recapture (except at Paramount's option), and are fairly reflected on the Paramount Financial
Statements. No party thereto is in material default with respect to any provision thereof and no such agreement contains any provision providing that the other party thereto may terminate same by reason of the transactions contemplated by this Agreement or any other provisions which would be altered or otherwise become applicable by reason of such transactions.

     (b) All policies of insurance issued or assumed by Paramount as now in force are, to the extent required under applicable law, on forms submitted to and approved by the applicable jurisdiction's insurance commissioner. No policy holder or related group of policy holders which, singularly or in the aggregate, accounted for 5% of the gross revenues of Paramount considered as a whole for the year ended December 31, 2002 has, after December 31, 2002, terminated or, to the best knowledge of the Paramount, threatened to terminate its relationship with Paramount. The contracts between Paramount and its agents, managers or brokers are valid, binding and in full force and effect in accordance with their terms. Paramount is not in material default with respect thereto and no such contract contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions.

     3.8 Compliance With Law . To the best knowledge of Paramount, Paramount is in compliance with and have conducted its business so as to comply with all laws, rules, regulations, judgments, decrees or orders of any Governmental Entity applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply could, individually or in the aggregate, not have had and is not reasonably expected to have, a material adverse effect on the Business Condition of Paramount. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Paramount or against any of its properties or businesses. Schedule 3.8 of the Paramount Disclosure Schedule contains a summary of all material violations of, or conflicts with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree, listed by each such Governmental Entity, including any of the foregoing relating to any environmental or health laws.

     3.9 No Defaults . To the best knowledge of Paramount, Paramount is not, nor has it received notice that it is or would be with the passage of time or the giving of notice, or both, (a) in violation of any provision of its Articles of Incorporation or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to Paramount or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, registration, concession, franchise or license to which Paramount is a party or by which Paramount or any of its properties or assets may be bound, which violation or default could, individually or in the aggregate, have a material adverse effect on the Business Condition of Paramount.

     3.10 Litigation . There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the best knowledge of Paramount, threatened, against Paramount that, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Business Condition of Paramount, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Schedule 3.10 of the Paramount Disclosure Schedule sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which Paramount is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Paramount is not aware of any reasonable basis for any other such action, suit, proceeding, claim, arbitration or investigation. Paramount has delivered or made available to Security National correct and complete copies of all correspondence prepared by its counsel for Paramount's independent public accountants in connection with any audits or reviews completed by Paramount's independent public accountants. 3.11 No Material Adverse Change . Since September 30, 2003, Paramount has conducted its business in the ordinary course and there has not occurred:

     (a) Any material adverse change in the Business Condition of Paramount;

     (b) Any amendments or changes in the Articles of Incorporation or Bylaws of Paramount;

     (c) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the properties or businesses of Paramount;

     (d) Any issuance, redemption, repurchase or other acquisition of the shares of capital stock of Paramount or any declaration, setting aside payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Paramount;

     (e) Any increase in or modification of the compensation or benefits payable or to become payable by Paramount to any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

     (f) Any material increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement, including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights made to, for or with any of its employees, except in the ordinary course of business consistent with past practice;

     (g) Any sale of the property or assets of Paramount individually in excess of $1,000 or in the aggregate in excess of $2,500;

     (h) Any alteration in any term of any outstanding security of Paramount;

     (i) Any (a) incurrence, assumption or guarantee by Paramount of any debt for borrowed money; (b) issuance or sale of any securities convertible into or exchangeable for debt securities of Paramount; (c) issuance or sale of options or other rights to acquire from Paramount, directly or indirectly, debt securities or any securities convertible into or exchangeable for any such debt securities; or (d) any material premium refunds;

     (j) Any creation or assumption by Paramount of any mortgage, pledge, security interest, lien or other encumbrance on any of its assets or properties;

     (k) Any making of any loan, advance or capital contribution to, or investment in, any person other than (a) travel loans or advances made in the ordinary course of business of Paramount and (b) other loans and advances in an aggregate amount that does not exceed $1,000 outstanding at any time;

     (l) Any entry into or any amendment or relinquishment of or any termination or renewal by Paramount of any contract, lease transaction, commitment or other right or obligation, except in the ordinary course of business consistent with past practice;

     (m) Any transfer or grant of a right under the Paramount Intellectual Property Rights (as defined in Section 3.19 below) other than those transferred or granted in the ordinary course of business consistent with past practice;

     (n) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Paramount;

     (o) Any violation of or conflict with any applicable laws, statutes, orders, rules or regulations promulgated, or judgment entered by any Governmental Entity, that, individually or in the aggregate, materially and adversely affects (or, insofar as Paramount knows, might reasonably be expected to materially and adversely affect) the Business Condition of Paramount;

     (p) Any agreement or arrangement made by Paramount to take any action that, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3 untrue or incorrect as of the date when made; or

     (q) Any payment of amounts owing under Paramount issued insurance policies materially at variance with the Company's policy provisions and policy payment history.

     3.12 Absence of  Undisclosed  Liabilities . Except as disclosed in Schedule
3.12 of the Paramount Disclosure Schedule or as reflected in the Paramount Financial Statements and except for liabilities and obligations arising after September 30, 2003, in the ordinary course of business consistent with past practices that could not reasonably be expected to have a material adverse effect on the Business Condition of Paramount, Paramount has no liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character that, under GAAP, should be accrued, shown or disclosed on an audited balance sheet of Paramount (including the footnotes thereto) or should be described on an Annual Insurance Statement filed with any state insurance commissioner having jurisdiction over Paramount or its business.

     3.13 Information Supplied . None of the information supplied or to be supplied by Paramount pursuant to this Agreement and no representation or warranty made herein or in any exhibit hereto or in any financial statement or schedule attached hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.14  Certain  Agreements  . Neither  the  execution  and  delivery of this
Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Paramount under any Plan (as defined in Section 3.15 below) or otherwise, (b) materially increase any benefits otherwise payable under any Plan or (c) result in the acceleration of the time of payment or vesting of any such benefit.

     3.15 Plans ; Benefits; Employment Claims.

     (a) All employee benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of Paramount are listed in
Schedule 3.15 of the Paramount Disclosure Schedule (individually, a "Plan" and, collectively, the "Plans"). To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service (the "IRS") or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Plan with an existing determination letter from the IRS must be amended to comply with the applicable requirement of the Tax Reform Act of 1986, as amended, and subsequent legislation, the time period for effecting such amendments will not expire prior to this transaction. Paramount has furnished or made available to Paramount copies of the most recent IRS letters and IRS Form 5500 with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither Paramount nor any officer or director of Paramount has incurred any liability or penalty under Section 4975 through Section 4980 of the Code or Title I of ERISA. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by and all applicable statutes, laws, rules, orders, rules and regulations, including, but not limited to, ERISA and the Code, that are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the best knowledge of Paramount, is threatened, against or with respect to any such Plan. All contributions, reserves and premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

     (b) Except as described in Schedule 3.15 attached hereto, no present or former employee of Paramount has any claim against Paramount (whether under federal or state law, under any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for work done in current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation time off or pay in lieu of vacation time off, other than (x) accumulated vacation pay as show in the schedule referred to above, and (y) vacation time off (or pay in lieu thereof) earned in or in respect of the current fiscal year; or (iv) any material violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

     (c) No person or party (including, but not limited to governmental agencies of any kind) has filed, or to the knowledge of Paramount has threatened to file, any claim against Paramount under or rising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices. No person has any material claim under which Paramount has any material liability under any health, sickness, disability, medical, surgical, hospital, or surgical, hospital, or similar benefit plan or arrangement, or by virtue of his or her employment maintained by Paramount, or to or by which Paramount is a party or is bound, or under any workmen's compensation or similar law, which is not fully covered, subject only to standard deductibles, by insurance maintained with reputable, financially responsible insurers. No person has any claim or has filed any action or has threatened to file any action or bring a claim by virtue of his or her employment by Paramount including, without limiting the generality of the foregoing, sexual harassment, wrongful termination, or other actions.

     3.16 Major Contracts . Except as disclosed in Schedule 3.16 of the Paramount Disclosure Schedule, Paramount is not a party to or subject to:

     (a) Any union contract or any employment or consulting contract, agreement or arrangement providing for future compensation, whether written or oral, with any officer, consultant, director or employee that is not terminable by Paramount on thirty (30) days' or less notice without penalty or obligation to make payments related to such termination;

     (b) Any plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or severance benefits, retirement payments, profit-sharing payments or similar such payments;

     (c) Any joint venture contract, agreement or arrangement or any other agreement that has involved or is expected to involve a sharing of profits with another person or entity;

     (d) Any existing marketing, distribution, agency or brokerage agreement in which the annual amount involved in fiscal 2003 exceeded $5,000 in aggregate amount or pursuant to which Paramount has granted or received most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory;

     (e) Any lease for realty or personal property in which the amount of payments that Paramount is required to make on an annual basis exceeds $1,500;

     (f) Any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

     (g) Any material license agreement, either as licensor or licensee;

     (h) Any contract containing covenants purporting to limit the freedom of Paramount to compete in any line of business in any geographic area;

     (i) Any insurance policy or fidelity or surety bond;

     (j) Any agreement of indemnification relating to Paramount or any of its officers, directors or employees;

     (k) Any agreement, contract or commitment relating to capital expenditures that involves future payments individually in excess of $1,500 or in the aggregate in excess of $5,000 by Paramount;

     (l) Any agreement, contract or commitment relating to personal services to be rendered by any person to Paramount requiring the payment of more than $1,000 per month or the disposition or acquisition of any assets by Paramount; or

     (m) Any other agreement, contract or commitment that is material to Paramount's business.

     Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, regulations and commitment listed on the Paramount Disclosure Schedule pursuant to this Section 3.16 is valid and binding on Paramount, and is in full force and effect, and neither Paramount nor to the best knowledge of Paramount, any other party thereto has breached or is aware of any facts that would lead it to believe that it has breached, any provision of, or is in default under the terms of any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license, regulation or commitment. To the best knowledge of Paramount, no such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment contains any material liquidated damages, penalty or similar provision. To the best knowledge of Paramount, no party to any such agreement contract, mortgage, indenture, plan, lease, instrument, permit, registration, concession, franchise, arrangement, license or commitment intends to cancel, withdraw, modify or amend the same.

     3.17 Taxes .

     (a) All tax returns, statements, reports and forms (including, but not limited to, estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined in Section 3.17(f) below) with respect to any Taxable period ending on or before the Closing Date, by or on behalf of Paramount (collectively, the "Paramount Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Closing Date have been or will be paid on or before such date. The balance sheets included in the Paramount Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through September 30, 2003 and Paramount has not and will not incur any Tax liability in excess of the amount reflected on the Paramount Financial Statements with respect to such periods and
(ii) properly accrues in accordance with GAAP all liabilities for Taxes payable after September 30, 2003 with respect to all transactions and events occurring on or prior to such date. All information set forth in the footnotes to the Paramount Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

     (b) No material Tax liability since September 30, 2003 has been incurred other than in the ordinary course of business and adequate provision has been or will be made for all Taxes since that date in accordance with GAAP on at least a quarterly basis. Paramount has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Neither Paramount nor any member of any affiliated or combined group of which Paramount has been a member has granted any extension or waiver of the limitation period applicable to any of the Paramount Returns.

     (c) PSMCI and the Shareholders shall be entitled to receive on a pro rata basis any tax refund that Paramount shall receive from any Taxing Authority (as defined in Section 3.17(f) below) with respect to any Taxable period ending on or before December 31, 2003.

     (d) PSMCI and the Shareholders agree to be jointly and severally liable for paying any premium tax due and owing with respect to Paramount's operations ending on or before December 31, 2003. Security National agrees to be liable for paying any premium tax due and owing with respect to Paramount's operations beginning as of January 1, 2004.

     (e) There is no material claim, audit, action, suit, proceeding or investigation now pending or (to the best knowledge of Paramount) threatened against or with respect to Paramount in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Paramount, and there are no liabilities for Taxes (including liabilities for interest additions to tax and penalties thereof and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Paramount, materially and adversely affect the liability of Paramount for Taxes. There are no liens for Taxes against the assets of Paramount except liens for current Taxes not yet due. Paramount has not been and will not be required to include any material adjustment in its Taxable income for any Tax period (or portion thereof) pursuant to the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

     (f) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contract of Paramount that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the Code. Other than pursuant to this Agreement, Paramount is not a party to or bound by (nor will it, prior to the Closing Date, become a party to or become bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, oral or arising under operation of federal law as a result of Paramount being a member of a group filing consolidated tax returns, under operation of certain state law as a result of Paramount being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of Paramount being a member of a unitary group or under comparable laws of other states or foreign jurisdictions) that includes a party other than Paramount. Paramount has listed in Schedule 3.17 of the Paramount Disclosure Schedule all of Paramount's material federal and state tax returns for years ending December 31, 2003 and 2002, information statements, reports work papers, Tax opinions, Tax memoranda and other Tax data and documents of Paramount that Paramount has furnished or made available to Security National or will furnish or make available to Security National within ten (10) days from the date of this Agreement.

     (g) The federal income tax returns of Paramount have not been audited by the Internal Revenue Service, (or a predecessor agency). Paramount has not received any notice of assessment or proposed assessment of any United Sates, State or other tax measured by its income, property or transactions, and no issues have been raised by any taxing authority providing a basis for any additional assessment of any such tax. Paramount has not waived any law or regulation fixing, or consenting to the extension of, any period of time for the assessment of any tax or other governmental imposition, or become committed so to do, except as described in Schedule 3.17 which is true, complete and correct in all material respects. The reserves for current taxes accrued on the books of Paramount are reasonable and adequate in amount. PSMCI agrees to indemnify Security National for any and all tax assessments not accrued on the books of Paramount and related to any income, events, transactions, or time periods prior to the Closing, except for any tax which may become due on income previously excluded from taxable income and accumulated in the undistributed policyholders' surplus account ("Phase III Tax").

     (h) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, privilege, intangible, profits, license, withholding, payroll, employment, excise, insurance, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (whether domestic or foreign),
(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or clause (ii) above as a result of any express or implied obligation to indemnify any other person or entity.

     3.18  Interests of Officers and Directors . Except as described in Schedule
3.18 of the Paramount Disclosure Schedule, none of Paramount's officers or directors (or relatives of such persons living in the same household) have any material interest in any property, whether real or personal, tangible or intangible, used in or pertaining to Paramount's business.

     3.19 Intellectual Property .

     (a) Paramount owns or is licensed or otherwise entitled to exercise all rights under or with respect to all intellectual property including without limitation, patents, copyrights, trademarks or service marks owned or used in connection with its business. Schedule 3.19 of the Paramount Disclosure Schedule lists all patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and all applications therefor owned or licensed by Paramount (the "Intellectual Property Rights"), and further specifies the jurisdictions in which each such matter and registration has been filed, including the respective registration or application numbers. Schedule 3.19 of the Paramount Disclosure Schedule also lists all material licenses, sublicenses and other agreements (oral or written) as to which Paramount is a party and pursuant to which Paramount or any other person or entity owns or is licensed or otherwise authorized or obligated with respect to any Intellectual Property Right and includes the identity of all parties thereto. Paramount is not, nor as a result of the execution and delivery of this Agreement or the performance of Paramount's obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, whether or not described in the Paramount Disclosure Schedule. Except to the extent clearly and conspicuously disclosed in Schedule 3.19 of the Paramount Disclosure Schedule, Paramount is the sole and exclusive owner or licensee of, with full right, title and interest in and to (free and clear of any liens, claims or encumbrances), the Intellectual Property Rights, and has the sole and exclusive right in respect thereof (and, except as set forth in Schedule 3.19 of the Paramount Disclosure
Schedule is not contractually obligated to pay any compensation to any third party with respect thereto).

     3.20 Restrictions on Business Activities . There is no material agreement, judgment, injunction, order or decree binding upon Paramount that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Paramount, any acquisition of property by Paramount or the conduct of business by Paramount as currently conducted or as currently proposed to be conducted.

     3.21 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.


     (a) Schedule 3.21 of the Paramount Disclosure Schedule sets forth a true, complete and accurate list of all real property owned or leased by Paramount and summarizes all material lease terms, including the aggregate annual rental or other fees payable, the length of all leases and the number of extensions available.

     (b) Paramount has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, whether real, personal or mixed, used in its business, free and clear of any liens (other than liens for taxes that are not yet delinquent), claims, charges, pledges, security interests or other encumbrances, except as reflected in the Paramount Financial Statements and except for such imperfections of title and encumbrances, if any, that are not substantial or material in character, amount or extent, and that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

     (c) The machinery, equipment and other personal property (collectively, the "Equipment") owned or leased by Paramount is, taken as a whole (i) adequate for the conduct of the business of Paramount consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained and (v) free from all defects, except, with respect to clauses (ii) through (iv) of this Section 3.21(c), as would not have a material adverse effect on the Business Condition of Paramount.

     3.22 Governmental Authorizations and Licenses . Paramount is the holder of all licenses, authorizations, permits, concessions, registrations, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "Licenses") and is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of all of such Licenses, except where the failure to hold any such License or to so comply would not have a material adverse effect on the Business Condition of Paramount. The Licenses are in full force and effect on the date hereof and will be in full force and effect on the Closing Date, except as noted in Section 3.8 hereof. There is not now pending, nor to the best knowledge of Paramount is there threatened, any action, suit, investigation or proceeding against Paramount before any Governmental Entity with respect to the Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Paramount of the terms of any such License or any rule or regulation applicable thereto.

     3.23 Environmental Matters .

     (a) To the best knowledge of Paramount, no substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on or under any property that Paramount has at any time owned, operated, occupied or leased.

     (b) To the best knowledge of Paramount, Paramount has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law, except where such violation would not have a material adverse effect on the Business Condition of Paramount.

     (c) To the best knowledge of Paramount, Paramount has obtained all permits, consents, waivers, exemptions, licenses, approvals and other authorizations (collectively, "Environmental Permits") required to be obtained under the applicable statutes, rules, regulations, orders or laws of any Governmental Entity relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"), except where the failure to obtain such an Environmental Permit would not have a material adverse effect on the Business Condition of Paramount. Schedule 3.23 of the Paramount Disclosure Schedule sets forth a true, complete and accurate list of all such Environmental Permits, each of which is in full force and effect on the date hereof and will be in full force and effect on the Closing Date. Paramount
(i) is in full compliance in all of the material respects with all of the terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered into, promulgated by or approved thereunder. Paramount has not received any notice nor is Paramount aware of any past or present condition or practice of the business conducted by Paramount that forms or that could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against Paramount, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by Paramount.

     3.24 Insurance . Schedule 3.24 of the Paramount Disclosure Schedule lists and summarizes all insurance policies and fidelity or surety bonds covering the assets, Inventories, business, equipment, properties, operations, employees, officers and directors of Paramount, the amounts of coverage under each such policy and bond of Paramount. Within the last four years, Paramount has not been refused any requested insurance or bond coverage. Except as disclosed on the Paramount Disclosure Schedule, all premiums payable under all of such policies and bonds have been paid and Paramount is otherwise in full compliance with the terms of all of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons and entities conducting businesses similar to that of Paramount. Paramount does not know of any threatened termination of or material premium increase with respect to, any of such insurance policies or bonds.

     3.25 Labor Matters. To the best knowledge of Paramount, Paramount is in compliance in all material respects with all currently applicable laws, rules and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages and hours and occupational safety and health and employment practices, and has not and currently is not engaged in any unfair labor practice. Paramount has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Paramount is a party or involving Paramount, and there is neither pending nor, to Paramount's best knowledge, threatened, any investigation or hearing concerning Paramount arising out of or based upon any such law, regulation or practice.

     3.26 Agents; Customers and Complaints . Schedule 3.26 of the Paramount Disclosure Schedule sets forth the names and addresses of the sales agents or brokers of Paramount as of December 31, 2003. As of the date hereof, Paramount has no unresolved customer or agent complaints filed with a Governmental Entity concerning its products and/or services.

     3.27 Employees and Agents Assumed; No Liability. Paramount represents and warrants that at Closing, Paramount will retain the sales agents but no employees, except for Herbert E. Mattison, Phyllis A. Hauer and Marlin R. Sledge, and that Security National shall not assume or be responsible for any liability of any kind or nature to any employees of Paramount existing prior to the Closing. Following the Closing, Paramount shall continue its operations through March 20, 2004 at an estimated aggregate cost of $28,000, of which Security National agrees to pay $11,000 of such costs and Paramount agrees to be responsible for and pay all of the costs in excess of $11,000.

     3.28 Questionable Payments . Neither Paramount nor, to Paramount's best knowledge, any director, officer or other employee of Paramount has: (i) made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity with respect to any aspect of the business of Paramount or any of its Subsidiaries or (ii) made any political contributions that would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither Paramount nor, to Paramount's best knowledge, any director, officer or other employee of Paramount nor, to Paramount's best knowledge, any customer or supplier of any of them, has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Paramount or with respect to any political contribution.

                                   ARTICLE IV

                       COVENANTS OF PSMCI AND SHAREHOLDERS

     4.1 PSMCI and Shareholders to Sell Shares in Transaction. PSMCI and each of the Shareholders join in this Agreement for the sole and limited purpose of irrevocably agreeing to sell PSMCI's and Shareholders' shares of common stock in the transaction. PSMCI and each of the Shareholders represent and warrant that such agreement set forth in this Section 4.1 constitutes a valid and legally binding obligation of PSMCI and the Shareholders, enforceable against PSMCI and the Shareholders in accordance with its terms and that such agreement has been duly authorized and approved and adopted by or on behalf of PSMCI and each Shareholder that is not a natural person by all requisite corporate equivalent action.


          ARTICLE VREPRESENTATIONS AND WARRANTIES OF SECURITY NATIONAL

     Except as noted on the Security National Disclosure Schedule, Security National represents and warrants as follows:

     5.1 Organization, Good Standing and Power . Security National is a corporation validly existing and in good standing under the laws of the state of Utah and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Security National has delivered to the Shareholders complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date hereof.

     5.2 Authority .

     (a) Security National has all requisite corporate power and authority to enter into and execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, subject to approval of the transactions by applicable state insurance commissioners and other relevant Governmental Entities having jurisdiction over its business. This Agreement, when executed and delivered by Security National, will constitute the valid and binding obligation of Security National, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) To the best knowledge of Security National, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Security National or any of its Subsidiaries or their respective properties or assets, nor will it conflict with or result in any breach or default (with or without the giving of notice or the lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any material benefit under (i) any provision of the Articles of Incorporation or Bylaws of Security National or of any of its Subsidiaries or
(ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Security National or any of its Subsidiaries is a party or by which Security National or any of its Subsidiaries or their respective properties or assets may be bound or affected.

     5.3 Board Authorization. Prior to the Closing, the Board of Directors of Security National will have authorized the execution and delivery of this Agreement and the performance by Security National of its obligations under the Agreement.


                                   ARTICLE VI

                    CONDUCT AND TRANSACTIONS PRIOR TO CLOSING
                           DATE; ADDITIONAL AGREEMENT

     6.1 Conduct of Business of Paramount.

     (a) During the period form the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Paramount shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such businesses, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, agents, brokers, licensors, licensees, Governmental Entities, and others having business dealings with them, to the end that its good will and ongoing businesses shall be unimpaired at the Closing Date. Paramount shall promptly notify Security National of any event or occurrence not in the ordinary course of business of Paramount, and any event which could have a material and adverse effect on the Business Condition of Paramount. Except as expressly contemplated by this Agreement or disclosed in the Paramount Disclosure Schedule, Paramount shall not, without the prior written consent of Security National:

          (i) Grant any options, warrants, or stock purchase rights;

          (ii) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six months in duration, or to purchase fixed assets with an aggregate purchase price exceeding $5,000, or (ii) sell or commit to sell any products with an aggregate purchase price greater than $5,000 in any single month if the expected profit margins are lower than those customarily obtained for sales of similar products by Paramount in the past.

          (iii) Grant any severance or termination pay to any director, officer, employee or consultant, except mandatory payments made pursuant to standard written agreements outstanding on the date hereof (any such agreement or arrangement to be disclosed in Schedule 6.1 of the Paramount Disclosure Schedule);

          (iv) Transfer to any person title to any rights to Paramount Intellectual Property Rights except in the ordinary course of business;

          (v) Enter into or amend any agreements pursuant to which any other party is granted marketing, agency or other similar rights of any type or scope with respect to any products of Paramount;

          (vi) Except in the ordinary course of business with prior notice of Security National, violate, amend or otherwise modify the terms of any of their material contracts binding on Paramount set forth on the Paramount Disclosure Schedule;

          (vii) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement;

          (viii) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Paramount;

          (ix) Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (x) Solicit approval for and effect any amendments to Paramount's of Incorporation or Bylaws (other than as contemplated by this Agreement);

          (xi) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of Paramount;

          (xii) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business and consistent with past practice;

          (xiii) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others or loan money to others;

          (xiv) Adopt or amend any Plan, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Paramount's normal employee review cycle, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice;

          (xv) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

          (xvi) Pay, discharge or satisfy in an amount in excess of $25,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against Paramount's Financial Statements or those incurred after the date of the September 30, 2003 Unaudited Balance Sheet in the ordinary course of business;

          (xvii) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method practice, change any material tax accounting method, file any material tax return (other than any estimate tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written or unwritten consent of Security National, which consent will not be reasonably withheld; and

          (xviii) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice.

     (b) Unless and until this Agreement shall have been terminated by either party pursuant to Article VIII, Paramount shall not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage submission or proposals or offers from any person relating to any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, Paramount or any merger, consolidation, business combination or similar transaction with Paramount, or (ii) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate with any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

     (c) Paramount shall not take, or fail to take, any action which from the date hereof through the Closing would cause or constitute a breach of any of its representations, warranties and covenants set forth in this Agreement or which would from the date hereof through the Closing cause any of such representations or warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach of inaccuracy, Paramount shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     (d) Paramount shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of this transaction, and Paramount shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Paramount's material agreements, contracts licenses or leases in connection with this transaction, except such consents and approvals which Security National and Paramount agree Paramount shall not seek to obtain, as contemplated by the Paramount Disclosure Schedule.

     (e)  Paramount   shall  each  use  its  best  efforts  to  effectuate   the
transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

     (f) Paramount shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Paramount with respect to this transaction and will promptly cooperate with and furnish information to Security National in connection with any such requirements imposed upon Paramount, Security National or any other party in connection with this transaction. Paramount shall take all reasonable actions to obtain (and to cooperate with Security National and its subsidiaries in obtaining) a consent, authorization, order or approval of, or any exception by, any Governmental Entity, required to be obtained or made by Paramount (or by Security National or its subsidiaries) in connection with this transaction or the taking of any action contemplated, by this Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability or the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings and submissions or information required by any Governmental Entity, and to fulfill all conditions to this Agreement.

     (g) Paramount shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this transaction and will promptly cooperate with and furnish information to Paramount in connection with this transaction. Paramount shall take all reasonable actions to obtain (and to cooperate with Paramount in obtaining) and consent, authorization, order or approval of, or exemption by, and Governmental Entity required to be obtained or made by Paramount action contemplated by this Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transaction contemplated hereby, and to effect all necessary registrations and filings and submissions of information required by any Governmental Entity, and to fulfill all conditions to this Agreement. (h) Paramount shall give Security National and its agents, full and complete access to all books, records, personnel, properties, assets and facilities of Paramount for Security National's inspection and due diligence, in its discretion and Security National may make copies of documents and information subject to Section 10.19 below.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect This Transaction. The respective obligation of each party to effect this transaction shall be subject to the satisfaction prior to the Closing of the following conditions:

     (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of this transaction shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such and order or injunction, or seeking relief against Paramount, or Security National if this transaction is consummated, shall be pending which, in the good faith judgment of Paramount's or Security National's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or relief and such relief would have a material adverse effect on the Business Condition of such party. In the event any such order or injunction shall have been issued, each party agrees to use commercially reasonable efforts to have an such injunction lifted.

     (b) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to this transaction by any Governmental Entity which would (i) make the consummation of this transaction illegal, (ii) prohibit Security National's or Paramount's ownership or operation of all or a material portion of the business or assets of Paramount, or Security National and its subsidiaries taken as a whole, or compel Security National or Paramount to dispose of or hold separate all or a material portion of the business or assets of Paramount, or Security National and its subsidiaries taken as a whole, as a result of this transaction or (iii) render Security National or Paramount unable to consummate this transaction, except for any waiting period provisions.

     7.2 Conditions to Obligations of Security National. The obligations of Security National to effect this transaction are subject to the satisfaction of the following conditions, unless waived by Security National:

     (a) Representations and Warranties. The representations and warranties of Paramount set forth in this Agreement (determined without regard to any materiality qualifiers, including without limitation "material adverse effect") shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, unless any failures to be true and correct, individually or in the aggregate, do not have and could not reasonably be expected to have a material adverse effect on the Business Condition of Paramount; and there shall have been no wilful breach by Paramount of any of its representations or warranties made in this Agreement. Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Paramount to such effect on the Closing Date.

     (b) No Material Adverse Change. There shall have been no material adverse change in the Business Condition of Paramount from the date of this Agreement through the Closing Date and Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Paramount to such effect on the Closing Date.

     (c) Performance of Obligations of Paramount and Shareholders. Paramount and the Shareholders shall have performed all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date, and Security National shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Paramount to such effect on the Closing Date.

     (d) Regulatory Approvals. All authorizations, consents, orders or approvals of, or declarations of, or declarations or filing with, or expiration of waiting periods imposed by, any Governmental Entity (including, without limitation, the states of Utah and Louisiana) necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     (e) Consents. Security National shall have received duly executed copies of all material third-party non-regulatory consents and approvals contemplated by this Agreement or the Paramount Disclosure Schedule in form and substance reasonably satisfactory to Security National, including a written consent from PSMCI confirming its agreement to pay for the continued operations of Paramount through March 20, 2004 at an estimated aggregate cost of $28,000, of which Security National will be responsible for the payment of $11,000 of such costs and Paramount agrees to be responsible for and pay all of the costs in excess of $11,000. Security National shall be entitled to receive any earnings from the operations of Paramount beginning as of January 1, 2004.

     (f) Resignation of Directors. The directors of Paramount in office immediately prior to the Closing Date shall have resigned as directors of the Surviving Corporation effective as of the Closing Date.

     (g) Legal Opinion. Security National shall have received an opinion of Paramount's legal counsel, in form and substance acceptable to Security National, to the effect that:

          (i) this Agreement has been duly authorized, executed and delivered by Paramount and constitutes the valid and binding obligations of Paramount and the Shareholders and all corporate action required by Paramount in order to effect the transactions contemplated hereby has been taken;

          (ii) Paramount is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana and is duly authorized to conduct its business as presently conducted;

          (iii) Paramount is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana and is duly licensed to conduct the insurance business that it presently conducts under the Louisiana insurance law;

          (iv) the authorized capital structure of Paramount consists of 492,595 shares of Common Stock and there are 486,445 shares of Common Shares issued and outstanding, all of which are owned by the Shareholders. All issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully-paid and nonassessable and were not issued in violation of the pre-emptive rights of any Shareholder;

          (v) upon delivery to Security National of the stock certificates evidencing all of the issued and outstanding shares of Common Stock said Common Stock will be free and clear of all liens, claims, encumbrances or other adverse interests; and

          (vi) neither the execution and delivery by Paramount of this Agreement, nor the compliance by Paramount with the terms and provisions hereof, will conflict with or result in a breach of (A) any of the terms, conditions or provisions of the Articles of Incorporation, the Bylaws or any other governing instrument with respect to Paramount, or (B) with any judgment, order, injunction, decree, law, statute, regulation or ruling with or of any court or Governmental Entity known to such counsel to which Paramount is subject, or will constitute a default thereunder. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials or of any officer or officers of Paramount, provided the extent of such reliance is specified in such opinion and executed copies of such opinions and certificates are furnished to Security National.

     7.3 Conditions to Obligations of Paramount and Shareholders. The obligation of Paramount and the Shareholders to effect this transaction is subject to the satisfaction of the following conditions unless waived by Paramount and the Shareholders.

     (a) Representations and Warranties. The representations and warranties of Security National set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all aspects) (i) as of the date of this Agreement, and (ii) as of the Closing Date as though made on and as of each such date, except as otherwise contemplated by this Agreement, and Paramount shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Security National to such effect.

     (b) Performance of Obligations of Security National. Security National shall have performed all obligations and covenants required to be performed by them under this Agreement prior to the Closing Date, and Paramount shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Security National to such effect.

     (c) Legal Opinion. Paramount and the Shareholders shall have received an opinion of Security National's legal counsel, in form and substance satisfactory to the Paramount, to the effect that:

          (i) Security National is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah with all requisite corporate power and corporate authority to execute, deliver and preform this Agreement;

          (ii) the execution, delivery and performance of this Agreement by Security National will not conflict with any of the terms, provisions or conditions of the Articles of Incorporation or the Bylaws of Security National;

          (iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Security National and is enforceable against Security National in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor's rights generally.

     In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of public officials or of any officer or officers of Security National, provided the extent of such reliance is specified in such opinion and executed copies of such certificates are furnished to Paramount.

     (f) Payment of Purchase Consideration. Security National shall pay the Purchase Consideration as required in Section 1.2 of this Agreement.


                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination.

     (a) This Agreement may be terminated at any time prior to the Closing Date:

          (i) by mutual written agreement of Security National, Paramount, PSMCI and the Shareholders;

          (ii) by Security National, if there has been a breach by Paramount, PSMCI or the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Paramount, PSMCI or the Shareholders which is material and which Paramount, PSMCI or the Shareholders fails to cure within five (5) business days after notice thereof is given by Security National (except that no cure period shall be provided for a breach by Paramount, PSMCI or the Shareholders which by its nature cannot be cured);

          (iii) by Paramount, PSMCI or the Shareholders, if there has been a breach by Security National of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Security National which is material and which Security National fails to cure within five (5) business days after notice thereof is given by Paramount (except that no cure period shall be provided for a breach by Security National which by its nature cannot be cured);

          (iv) by Security National, PSMCI or the Shareholders, if this transaction shall not have been consummated on or before February 15, 2004; provided, however, that if the sole reason this transaction has not been completed by such date results from delays in the regulatory approval process, this Agreement may not be terminated but rather shall remain in full force and effect for an additional sixty (60) days beyond February 15, 2004.

          (v) by Security National, PSMCI or the Shareholders if any permanent injunction or other order of a court or other competent authority preventing this transaction shall have become final and nonappealable.

     (b) Where  action is taken to  terminate  this  Agreement  pursuant to this
Section 8.1 it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

     (c) In the event of termination of this Agreement as provided in this Section, the provisions of this Agreement shall forthwith become void, except that the agreements contained or referred to in Sections 10.16 (expenses), 10.17 (brokers, finders), 10.18 (public announcements) and 10.19 (confidentiality) shall survive. Notwithstanding the foregoing, in the event of a breach of this Agreement by any party hereto, nothing herein shall limit the remedies at law or in equity of the other party with respect thereto.

                                   ARTICLE IX
                                INDEMNIFICATION

     9.1 Obligation of PSMCI to Indemnify. Subject to the time limitations set forth in Section 10.1 below, PSMCI agrees to indemnify, defend and hold harmless Security National and its respective directors, officers, employees, agents, subsidiaries, affiliates, successors and assigns, from and against all losses, liabilities, claims, damages, deficiencies, costs and expenses, including without limitation interest, penalties and attorneys' fees and disbursements (collectively, the "Losses" and singularly, a "Loss"), based upon, arising out of or otherwise related to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Paramount or PSMCI contained in this Agreement or in any document or other papers delivered pursuant to this Agreement, including the Paramount Financial Statements, and in respect of any third party claim made based upon facts alleged which, if true, would have constituted any such inaccuracy or breach. For purposes of this Agreement, Security National shall be deemed to have suffered a Loss if and to the extent that such Loss has been suffered by Paramount. Notwithstanding the foregoing, the time limitations set forth in Section 10.1 below do not apply to the PSMCI's tax obligations set forth in Section 3.17 hereof.

     9.2 Notice and  Opportunity  to Defend.

     (a) Notice of Asserted Liability. Promptly after receipt by any person entitled to indemnity under this Agreement (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement or threatened commencement of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee may, at its option, give notice thereof (the "Claims Notice") to PSMCI (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimate, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

     (b) Opportunity To Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the Claims Notice is given or sooner, if the nature of the Asserted Liability so requires, notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     (c) Disputes with Third Parties. Anything in this Section 9.2(c) to the contrary notwithstanding, in the case of any Asserted Liability by any supplier, distributor, agent, broker, shareholder, franchisee, customer or other third party doing business with Paramount prior to the Closing in connection with which Security National may make a claim against PSMCI for indemnification pursuant to this Section 9.2(c), Security National may, at its option, give a Claims Notice with respect thereto but, unless Security National and the Indemnifying Party otherwise agree, Security National shall have the exclusive right at its option to defend any such matter, subject to the duty of Security National to consult with the Indemnifying Party and its attorneys in connection with such defense and provided that no such matter shall be compromised or settled by Security National without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to recommend in good faith Security National proposals to compromise or settle claims brought by a supplier, agent, or customer, and Security National agrees to present such proposed compromises or settlements to such supplier, distributor, shareholder, franchisee or customer. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability. In the event any compromise, settlement or judgment amount includes amounts resulting from frivolous or groundless claims or defenses made by Indemnitee, the Indemnifying Party shall not bear the portion of the amount to be paid relating to such frivolous or groundless claims.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representations, Warranties, Covenants and Agreements . Except as provided below with regard to Section 3.17, all representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to this Agreement shall be deemed to be conditions to this transaction and shall survive the consummation of this transaction for a period of twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, except as provided below with regard to Section 3.17, all representations, warranties, covenants and agreements shall survive the Closing Date for forty-eight (48) months following the Closing Date if such representations, warranties, covenants and agreements are breached due to fraud or gross negligence. Notwithstanding the foregoing, the tax obligations set forth in Section 3.17 above shall survive the consummation of this transaction and the Closing Date for an indefinite period of time.

     10.2 Amendment . This Agreement may be amended by the parties hereto at any time before or after approval of this transaction by the Shareholders; provided, however, that following approval of this transaction by the Shareholders, no amendment hereto shall be made that by law requires the further approval of the Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the parties hereto.

     10.3 Extension; Waiver . At any time prior to the Closing Date, Paramount and Security National, by action taken by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document or instrument delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

     10.4 Notices . All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or if sent by facsimile, confirmation received, to the respective party at the following addresses and/or facsimile numbers, with the original thereof being mailed by registered or certified mail, return receipt requested (or at such other address or facsimile number for the parties hereto as shall be specified by like notice):

                  (a)  If to Security National, to:

                           Security National Financial Corporation
                           5300 South 360 West, Suite 250
                           Salt Lake City, Utah  84123
                           Attn:  Scott M. Quist, President, General Counsel
                              and Chief Operating Officer
                           Facsimile No.:  (801) 265-9882
                           Telephone No.: (801) 264-1060

                           With a copy to:

                           Mackey Price &Thompson
                           350 American Plaza II
                           57 West 200 South
                           Salt Lake City, Utah 84101-3663
                           Attn:  Randall A. Mackey, Esq.
                           Facsimile No.:  (801) 575-5006
                           Telephone No.: (801) 575-5000

                  (b)  If to Paramount, to:

                           Paramount Security Life Insurance Company
                           1524 Irving Place
                           Shreveport, Louisiana 71101
                           Attn: Eleanor S. Burgin, President
                           Facsimile No.: (318) 222-9493
                           Telephone No.: (318) 222-9489

                           With a copy to:

                           Robert M. Davis, III, Esq.
                           401 6th Street
                           Shreveport, LA 71101
                           Telephone No.: (318) 222-8745
                           Facsimile No.: (318) 221-6906

                  (c) If to Shareholders, to:

                           Physicians and Surgeons Medical Center, Inc.
                           1325 Eastmoreland Avenue, Suite 460
                           Memphis, Tennessee 38104-3563
                           Attn: Dr. James J. Stamper, M.D.
                           Telephone No.: (901) 276-4128
                           Facsimile No.: (901) 276-4125
                           With a copy to:

                           Robert M. Davis, III, Esq.
                           401 6th Street
                           Shreveport, LA 71101
                           Telephone No.: (318) 222-8745
                           Facsimile No.: (318) 221-6906

     10.5 Interpretation . When a reference is made in this Agreement to Sections or Exhibits, such references shall be deemed to be to a Section or Exhibit to this Agreement, unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.6 Counterparts . This Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

     10.7 Entire Agreement . This Agreement and the documents and instruments attached hereto as Exhibits and all other agreements between the parties hereto delivered pursuant to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof (including specifically the Stock Purchase Agreement dated as of January 26, 2004 among Security National, Paramount and the Shareholders) and are not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein.

     10.8 No Transfer . This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of both parties hereto. This Agreement is binding upon and will inure to the benefit of each party hereto and their respective successors and permitted assigns.

     10.9 Severability . If any provision of this Agreement, or the application thereof, is for any reason whatsoever and to any extent deemed to be invalid or unenforceable, the remainder of this Agreement and the application thereof to other persons, entities or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision hereof.

     10.10 Other Remedies . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other remedy otherwise available at law or in equity.

     10.11 Further Assurances . The parties hereto agree to cooperate fully with other parties hereto and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party hereto in order to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     10.12 No Third Party Beneficiary Rights . No provision of this Agreement is intended, nor will any provision hereof be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind whatsoever in any client, customer, supplier affiliate, stockholder, employee, distributor, partner of either party hereto or any other person or entity, and all of the provisions hereof shall be deemed to be personal in nature and between the parties to this Agreement.

     10.13 Mutual Drafting . This Agreement is the joint product of Security National and Paramount, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Security National and Paramount, and shall not be construed for or against either party hereto.

     10.14 Governing Law . This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Louisiana, without giving effect to its choice of law principles.

     10.15 Jurisdiction and Venue. The federal and state courts within the State of Utah shall have exclusive jurisdiction to adjudicate any dispute arising under or out of this Agreement. The parties hereto expressly consent to (i) the personal jurisdiction of the federal and state courts within the State of Utah and (ii) service of process being effected upon them by registered or certified mail. Venue shall be deemed to be with the state and federal courts sitting in Salt Lake County, State of Utah.

     10.16 Expenses . All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses. Those costs and expenses of
Paramount  will  be  paid   immediately   following  this   transaction  by  the
Shareholders.

     10.17 Brokers or Finders . Security National, Paramount, PSMCI and the Shareholders each represent, as to itself and, to the extent applicable, its subsidiaries, that except for Jack R. Brown, Caldwell & Caldwell LLP and James Peters (who are Security National's agent/broker and Security National's responsibility to compensate), no agent, broker, investment banker or other firm or person is, or will be, entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     10.18 Public Announcements . Each party hereto will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning this transaction and will not make any such announcement, press release or public statement without the other's prior consent; provided, however, that Security National may make any public statement or announcement concerning this transaction without Paramount's or the Shareholders' prior consent if, in the opinion of counsel for Security National, such public statement or announcement is required or advisable to comply with applicable law.

     10.19 Confidentiality . No party hereto shall release, publish, reveal or disclose, directly or indirectly, any business or technical information of the other party hereto or any of its Subsidiaries considered by the other party as "confidential", "secret" or "proprietary" (or words of similar meaning) including, but not limited to, systems, processes, formulas, recipes, data, functional specifications, computer programs, blue prints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, distribution methods and programs, supplier agreements, customer or distributor lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its distributors, suppliers or customers (collectively, "Confidential Material"), except to the party's directors, officers, employees, financial advisors, legal counsel, independent public accountants or other agents, advisors or representatives who shall require access thereto on a "need-to-know" basis for the purpose of the transactions contemplated by this Agreement and who shall agree in writing to be bound by the terms of this Section 10.19. The parties hereto agree to take all reasonable precautions to safeguard the confidentiality of the other party's Confidential Material and to exercise the same degree of care with respect to such other party's Confidential Material that the party in possession of such Confidential Material exercises with respect to its own confidential information. Neither party hereto shall make or permit to be made, except in furtherance of the transactions contemplated by this Agreement, any copies, abstracts or summaries of the other party's Confidential Material. In addition, all Confidential Material belonging to the other party hereto shall be used solely for the purpose of the investigation and evaluation contemplated by this Section 10.19, and shall not be used for any other purpose, including any use that would be to the detriment of the other party hereto or its Subsidiaries, nor shall such Confidential Material be used in competition with the other party hereto or its Subsidiaries. The restrictions on disclosure of information contained in this
Section 10.19 do not extend to any information that (a) is already known to the receiving party; (b) was or is independently developed by the receiving party;
(c) is now or hereafter becomes available to the public other than as a consequence of a breach of obligations under this Section 10.19 or (d) is disclosed to third parties hereto outside of the receiving party in accordance with terms approved by the disclosing party. Upon written request, the parties hereto shall return all writings, documents and materials containing Confidential Material with a letter confirming that all copies, abstracts and summaries of the Confidential Material have been returned or destroyed. In the event that either party hereto becomes legally required to disclose the other party's Confidential Material, it shall provide such other party with prompt written notice of such requirement prior to such disclosure. In the event that a protective order or other remedy is not obtained, or such other party waives compliance with the provisions of this Section 10.19 with respect to the Confidential Material subject to such requirement, such party agrees to furnish only that portion of the Confidential Material that it is legally required to furnish and, where appropriate, agrees to use its best efforts to obtain assurances that such Confidential Material will be accorded confidential treatment.

     10.20 Attorney's Fees. In the event any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement or in connection with any other provisions of this Agreement, the successful and prevailing party or parties shall be entitled to reasonable attorney's fees and other costs incurred in such action or proceeding.




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


     IN WITNESS WHEREOF, Security National, Paramount and the Shareholders have each caused this Agreement to be signed effective as of the date first written above.

                                        SECURITY NATIONAL LIFE
                                        INSURANCE COMPANY



                                        By: /s/ Scott M. Quist
                                            ------------------
                                           Its: President


                                        PARAMOUNT SECURITY LIFE
                                        INSURANCE COMPANY



                                         By: /s/ James J. Stamper
                                             --------------------
                                             Its: Vice President


                                        PHYSICIANS AND SURGEONS
                                        MEDICAL CENTER, INC.



                                         By: /s/ James J. Stamper
                                             --------------------
                                             Its: Vice President

                                  EXHIBIT INDEX



         Exhibit 1                  Paramount Securities Schedule

         Exhibit 2                  Paramount Disclosure Schedule

         Exhibit 3                  Security National Disclosure Schedule